Exhibit 10.1

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement, dated as of [               ], 2006, between CDRV Investors, Inc., a Delaware corporation, and [                            ] (the “Employee”), is being entered into pursuant to the CDRV Investors, Inc. Stock Incentive Plan.

1.     Incorporation of the Plan by Reference.   The terms of the Plan are hereby incorporated by reference. Capitalized terms that are not defined herein shall have the same meanings assigned in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.     Grant of Restricted Stock Units.   The Company hereby evidences and confirms an Award to the Employee of [              ] restricted stock units that are each valued by reference to the value of a share of Common Stock (the “Restricted Stock Units”).

3.     Vesting.   It is understood and agreed that the Award of Restricted Stock Units evidenced hereby is subject to the following conditions:

(a)    Normal Vesting of Restricted Stock Units.   The Restricted Stock Units shall become vested in five equal annual installments on each of the first through fifth anniversaries of [insert vesting start date], subject to the continuous employment of the Employee with the Company until the applicable vesting date

(b)   Accelerated Vesting.   If the Employee’s employment with the Company is terminated in a Special Termination (i.e., by reason of the Employee’s death or Disability), any Restricted Stock Units held by the Employee shall immediately vest as of the effective date of such Special Termination. All Restricted Stock Units shall also become immediately vested upon the effective date of a Change in Control.

(c)    Termination of Employment.   Unless otherwise determined by the Committee, the Employee shall forfeit any unvested Restricted Stock Units upon termination of employment for any reason other than a Special Termination.

(d)   Restrictions on Transfer.   The Restricted Stock Units may not be sold, transferred, pledged, assigned, hedged, encumbered or otherwise alienated or hypothecated in any manner, and remain subject to forfeiture as described in this Agreement.

(e)    No Rights as a Stockholder.   The Employee shall have no rights as a stockholder of the Company (including rights in respect of dividends declared or paid on the Common Stock) until any Common Stock has been issued by the Company to the Employee in respect of Restricted Stock Units. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of any shares of Common Stock in settlement of the Restricted Stock Units.

4.     Limitation of Benefits.   If as a result of accelerated vesting of the Restricted Stock Units in connection with a Change in Control or otherwise, the Employee would receive any payment, deemed payment or other benefit that, together with any other payment, deemed payment or other benefit the Employee may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under section 280G of the Code, then, notwithstanding anything in this Agreement to the contrary, the payments, deemed payments or other benefits the Employee would otherwise receive under this Agreement shall be reduced to the extent necessary to eliminate any such excess parachute payment and the Employee shall have no further rights or claims with respect thereto. If the preceding sentence would result in a reduction of the payments, deemed payments or other benefits the Employee would otherwise receive, the Company will use its commercially reasonable best efforts to seek the approval of the Company’s shareholders in the manner provided for in section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits (if the Company is eligible to do so), so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 4).

5.     Settlement of Restricted Stock Units.   Subject to the provisions of Section 12.2 of the Plan (withholding) and Section 4 of this Agreement, the Company shall deliver to the Employee one share of Common Stock in settlement of each outstanding Restricted Stock Unit that has become vested pursuant to Section 3 of this Agreement as soon as practicable, but not later than 15 (15) business days, following the date of the first to occur of (i) a Change in Control, (ii) the date of the Employee’s termination of employment and (iii)                                           [optional outside date selected by the Employee in accordance with 409A], provided that subsection (iii) of this Section 5 shall not apply if a Change in Control or a Special Termination occurs in 2006. If the settlement date occurs prior to a Public Offering, the Company and the Employee shall enter into an Employee Stock Subscription Agreement with respect to the shares of Common Stock delivered in settlement of the Restricted Stock Units.

6.     Binding Effect; Benefits.   This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective successors and permitted assigns. Except for any rights that may be provided to the Investor in an Employee Stock Subscription Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Employee or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

7.     Amendment.   This Agreement may not be altered, modified, or amended except by a written instrument signed by the Company and the Employee.

8.     Sections and Other Headings.   The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the date hereof.

CDRV INVESTORS, INC.
By:
Name:
Title:
THE EMPLOYEE:
By:
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